Exhibit 99.2

NetApp Strengthens Board of Directors with New Appointments

Sunnyvale, Calif. – November 15, 2017 – NetApp, Inc. (NASDAQ: NTAP) today announced that Deborah Kerr, former EVP and chief product and technology officer at Sabre, and Scott Schenkel, CFO at eBay, have joined its board of directors.

Deborah Kerr brings keen insights into the ways customers are buying, deploying, managing, and using IT. In her various roles, including as the chief product and technology officer at Sabre and Fair Isaac, as well as in leadership roles at Hewlett Packard and Peregrine Systems, Ms. Kerr has developed a deep understanding of customer priorities, digital transformation, and the future of IT.

Scott Schenkel, CFO of eBay, brings current C-level experience to NetApp’s board, with his understanding of the technology landscape and market forces, capital structure, and modern financial reporting.  With more than 10 years in e-commerce at eBay and nearly 17 years with General Electric, Mr. Schenkel brings extensive global business and financial leadership experience from large, complex, IT-driven organizations in multiple industries.

“The addition of Deborah and Scott further strengthens our board,” said NetApp Chairman of the Board Mike Nevens. “They will be a valuable resource for our executive team at a time when NetApp has an unprecedented opportunity to grow our business and deliver value to shareholders.”

“I am delighted to welcome Deborah and Scott to our board,” added George Kurian, chief executive officer at NetApp. “Their understanding of our evolving markets and customers’ data-driven digital transformations, combined with their deep business experience, will be of tremendous benefit as we continue our transformation and deliver sustained and profitable growth.”

For more information about NetApp’s board of directors, go to http://investors.netapp.com/directors.cfm.

About NetApp

NetApp is the data authority for hybrid cloud. We provide a full range of hybrid cloud data services that simplify management of applications and data across cloud and on-premises environments to accelerate digital transformation. Together with our partners, we empower global organizations to unleash the full potential of their data to expand customer touchpoints, foster greater innovation, and optimize their operations. For more information, visit www.netapp.com. #DataDriven

NETAPP, the NETAPP logo, and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

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NetApp

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NetApp Inc.

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